Exhibit 99.1

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES

EARLY TENDER RESULTS FOR ITS 8.000% SENIOR SECURED NOTES DUE 2026

FRANKLIN, Tenn. (December 26, 2023) – Community Health Systems, Inc. (the “Company”) (NYSE: CYH) announced today the early tender results of the previously announced cash tender offer (the “Tender Offer”) by its wholly owned subsidiary, CHS/Community Health Systems, Inc. (the “Issuer”), to purchase up to $985 million aggregate principal amount (the “Tender Cap”) of the Issuer’s outstanding 8.000% Senior Secured Notes due 2026 (the “2026 Notes”), on the terms and subject to the conditions set forth in the Offer to Purchase Statement, dated December 11, 2023, as amended (the “Offer to Purchase”).

According to Global Bondholder Services Corporation, the depositary and information agent for the Tender Offer, as of 5:00 p.m., New York City time, on December 22, 2023 (the “Early Tender Deadline”), $1,946,236,000 aggregate principal amount of the outstanding 2026 Notes were validly tendered and not validly withdrawn. As the aggregate principal amount of the 2026 Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline exceeded the Tender Cap, the Company will accept such 2026 Notes for purchase on a prorated basis.

The table below identifies the aggregate principal amount of 2026 Notes validly tendered (and not validly withdrawn) as of the Early Tender Deadline, the aggregate principal amount of 2026 Notes that will remain outstanding on the Early Payment Date (as defined below) and the approximate proration factor.

CUSIP No.(1)	Title of Security	Aggregate Principal Amount Outstanding(2)	Aggregate Principal Amount Tendered as of the Early Tender Deadline	Aggregate Principal Amount to be Accepted for Purchase	Aggregate Principal Amount Remaining Outstanding	Approximate Proration Factor
12543D BC3 U17127 AL2	8.000% Senior Secured Notes due 2026	$2,100,809,000	$1,946,236,000	$985,000,000	$1,115,809,000	50.6%

(1)	CUSIPs are provided for the convenience of holders. No representation is made as to the correctness or accuracy of such numbers.
(2)	Aggregate principal amount outstanding for the 2026 Notes as of December 11, 2023.

The withdrawal deadline for the Tender Offer was 5:00 p.m., New York City time, on December 22, 2023, and has not been extended. Accordingly, previously tendered 2026 Notes may not be withdrawn, subject to applicable law.

The settlement date for 2026 Notes validly tendered as of the Early Tender Deadline and accepted for purchase is expected to occur on December 28, 2023 (the “Early Payment Date”). On the Early Payment Date, the Company will pay the total consideration of $1,000 per $1,000 principal amount of 2026 Notes accepted for purchase plus accrued and unpaid interest from and including the interest payment date immediately preceding the Early Payment Date to, but not including, the Early Payment Date.

The Issuer will accept for purchase the 2026 Notes validly tendered and not validly withdrawn as of the Early Tender Deadline on a prorated basis, in accordance with the Offer to Purchase. 2026 Notes not accepted for purchase as a result of proration will be rejected from the Tender Offer and will be returned to tendering holders at the Issuer’s expense promptly following the earlier of the Expiration Time (as defined below) or the date on which the Tender Offer is terminated, in accordance with the Offer to Purchase.

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CYH Announces Early Tender Results

December 26, 2023

The Tender Offer is scheduled to expire at 5:00 p.m., New York City time, on January 10, 2024 (the “Expiration Time”), unless extended or earlier terminated by the Issuer. However, because the aggregate principal amount of the 2026 Notes validly tendered and not validly withdrawn as of the Early Tender Deadline exceeds the Tender Cap, the Issuer does not expect to accept for purchase any 2026 Notes tendered after the Early Tender Deadline.

The Tender Offer is subject to the satisfaction or waiver of certain conditions as described in the Offer to Purchase. The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase and remain unchanged.

The Issuer has retained Citigroup Global Markets Inc. to act as dealer manager in connection with the Tender Offer. Questions about the Tender Offer may be directed to Citigroup Global Markets Inc. at (800) 558-3745 (toll free) or (212) 723-6106 (collect). Copies of the Tender Offer documents and other related documents may be obtained from Global Bondholder Services Corporation, the depositary and information agent for the Tender Offer, at (855) 654-2015 (toll free) or (212) 430-3774 (collect), or by email at contact@gbsc-usa.com.

This press release shall not constitute an offer to buy or sell, or the solicitation of any offer to buy or sell, any securities. Any offer or solicitation with respect to the Tender Offer will be made only by means of the Offer to Purchase, and the information in this press release is qualified by reference to the Offer to Purchase. The Tender Offer is not being made to holders of 2026 Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In addition, nothing contained herein constitutes a notice of redemption of the 2026 Notes. Holders must make their own decision as to whether to tender any of their 2026 Notes, and, if so, the principal amount of 2026 Notes to tender.

Forward-Looking Statements

This press release may include information that could constitute forward-looking statements. These statements involve risk and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Contacts: Kevin J. Hammons, 615-465-7000 President and Chief Financial Officer or Anton Hie, 615-465-7012 Vice President – Investor Relations	Media Contact: Tomi Galin, 615-628-6607 Executive Vice President, Corporate Communications, Marketing and Public Affairs

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